March 12, 2004

Board of Directors
Livestar Entertainment Group, Inc.
62 West 8th Avenue
4th Floor
Vancouver, British Columbia

Canada, V5Y 1M7

Re: 150,000,000 Shares Common Stock $.0001 Par Value Form S-8 March 12, 2004 Registration Statement

Gentlemen:

        As special securities counsel for Livestar Entertainment Group, Inc., f/k/a RRUN Ventures Network, Inc., a Nevada corporation (the “Company”), you have requested my opinion in connection with the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-8 (“Registration Statement”) registering 150,000,000 shares of the Company’s common stock, $.0001 par value per share, for issuance pursuant to the Company’s 2004 Compensation Plan For Consultants And Others which is attached to the Registration Statement as an exhibit (“2004 Plan). The contents of the Registration Statement, with exhibits thereto, are hereby incorporated by reference.

        I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, I am of the opinion that the 150,000,000 shares of common stock covered by said Registration Statement, when issued in accordance with the terms of the 2004 Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and non-assessable. Moreover, my opinion is limited to the due issuance of such shares covered by the Registration Statement that are issued for services deemed to be permissible pursuant to SEC Release No. 33-7647 (February 25, 1999).

        I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. The undersigned does further disclose that as of the date of this opinion, the undersigned beneficially owns no shares of the Company’s common stock, but may be receiving an indeterminate number of shares of the Company’s common stock pursuant to the terms of the 2004 Plan in exchange for legal services from time to time rendered to the Company.

Sincerely,

/s/ Gregory Bartko
Gregory Bartko, Esq.
GAB/nmn
Cc: Ray Hawkins, CEO